                            SCHEDULE 14A INFORMATION
                                 (Rule 14a-101)

                  Proxy Statement Pursuant to Section 14(a) of
              the Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [X]

Filed by a Party other than the Registrant [_]

Check the appropriate box:

[ ] Preliminary Proxy Statement            [_] CONFIDENTIAL, FOR USE OF THE
                                               COMMISSION ONLY (AS PERMITTED
                                               BY RULE 14a-6(e)(2))
[x] Definitive Proxy Statement
[_] Definitive Additional Materials
[_] Soliciting Material under Rule 14a-12


                         NORFOLK SOUTHERN CORPORATION
--------------------------------------------------------------------------------
                (Name of Registrant as Specified in Its Charter)


--------------------------------------------------------------------------------
    (Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):

[_] No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.

    (1)     Title of each class of securities to which transaction applies:

            --------------------------------------------------------------------

    (2)     Aggregate number of securities to which transaction applies:

            --------------------------------------------------------------------

    (3) Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (Set forth the amount on which the filing fee is calculated and state how it was determined:

            --------------------------------------------------------------------

    (4)     Proposed maximum aggregate value of transaction:

            --------------------------------------------------------------------

    (5)     Total fee paid:

            --------------------------------------------------------------------

[_] Fee paid previously with preliminary materials:

[_] Check box if any part of the fee is offset as provided by Exchange Act
    Rule 0-11(a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

    (1)     Amount Previously Paid:

            --------------------------------------------------------------------

    (2)     Form, Schedule or Registration Statement No.:

            --------------------------------------------------------------------

    (3)     Filing Party:

            --------------------------------------------------------------------

    (4)     Date Filed:

            --------------------------------------------------------------------

Notes:

      [LOGO] Norfolk Southern

--------------------------------------------------------------------------------

Notice and Proxy Statement
Annual Meeting of Stockholders

NORFOLK SOUTHERN CORPORATION
Three Commercial Place, Norfolk, Virginia 23510-2191

Notice of Annual Meeting
of Stockholders to be Held
on Thursday, May 9, 2002

--------------------------------------------------------------------------------

   The Annual Meeting of Stockholders of Norfolk Southern Corporation will be held at Bank One, Ten South Dearborn Street, Bank One Auditorium Plaza Level, Chicago, Illinois, Thursday, May 9, 2002, at 10:00 A.M., Central Daylight Time, for the following purposes:
         1. Election of four directors to the class whose term will expire in 2005.
         2. Ratification of the appointment of KPMG LLP, independent public accountants, as auditors.
         3. If properly presented at the meeting, consideration of a stockholder proposal concerning stockholder approval for future severance agreements with senior executives.
         4. Transaction of such other business as properly may come before the meeting.

   Stockholders of record at the close of business on March 1, 2002, will be entitled to vote at such meeting.

                                     By order of the Board of Directors,
                                          DEZORA M. MARTIN,
                                          Corporate Secretary.

Dated: March 19, 2002

If you do not expect to attend the meeting, you are urged to mark, date and sign the enclosed proxy card and return it in the accompanying envelope--or to vote by telephone or Internet, as more particularly described on the enclosed proxy materials.

                         Norfolk Southern Corporation
                            Three Commercial Place
                         Norfolk, Virginia 23510-2191

                                                                 March 19, 2002

                                PROXY STATEMENT

   Together with this Proxy Statement, you and other stockholders have received the Corporation's Annual Report for 2001, which contains important financial and narrative information. This Proxy Statement and the accompanying proxy card relate to the Board of Directors' solicitation of your proxy for use at the Annual Meeting of Stockholders to be held May 9, 2002 ("2002 Annual Meeting"). Only stockholders of record on March 1, 2002, are entitled to vote at the 2002 Annual Meeting. As of January 31, 2002, the Corporation had issued and outstanding 407,419,489 shares of Common Stock, of which 386,250,364 shares were entitled to one vote per share.

   As a convenience to you, you may vote by telephone or Internet. The enclosed proxy card describes how to use these services. Or, you may continue to vote by mail; if you properly mark, sign and date the enclosed proxy card and timely return it to The Bank of New York, the shares represented by that proxy card will be voted in accordance with its terms.

   Any stockholder of record may revoke a signed and returned proxy card (or a proxy given by telephone or Internet) at any time before the proxy is voted by: (a) giving prior notice of revocation in any manner to the Corporation;
   (b) delivering a subsequent proxy by any means; or (c) attending the 2002 Annual Meeting and voting in person.

   The cost of soliciting these proxies will be paid by the Corporation, including the reimbursement, upon request, of brokerage firms, banks and other institutions, nominees and trustees for the reasonable expenses they incur to forward proxy materials to beneficial owners. Officers and other regular employees of the Corporation may solicit proxies by telephone, telegram, facsimile, electronic mail or personal interview; they receive no additional compensation for doing so.

   In accordance with Rule 14a-3(e)(1) promulgated by the Securities and Exchange Commission ("SEC"), multiple beneficial stockholders sharing an address may receive a single annual report and proxy statement, unless the intermediary or the Corporation has received contrary instructions from one or more of the stockholders. Upon oral or written request, the Corporation will promptly deliver a separate copy of the annual report or proxy statement to a stockholder at a shared address to which a single copy of the document was delivered. If you would like a separate copy of this Proxy Statement or the Annual Report for 2001, or if you wish to receive a separate annual report or proxy statement in the future, you may contact: Dezora M. Martin, Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, 13th Floor, Norfolk, Virginia 23510 (telephone 757-629-2680).

   The Corporation does not currently plan to deliver a single annual report or proxy statement to multiple record stockholders sharing an address. However, if that procedure were to be used in the future for stockholders of record at a shared address, you would use the above contact to request delivery of a single document.

                                CONFIDENTIALITY

   We have put policies in place to safeguard the confidentiality of proxies and ballots. The Bank of New York, New York, N.Y., which has been retained at an estimated cost of $20,500 to assist in soliciting proxies, directly or through others, and to tabulate all proxies and ballots cast at the 2002 Annual Meeting, is bound contractually to maintain the confidentiality of the voting process. In addition, each Inspector of Election will have taken the oath required by Virginia law to execute duties faithfully and impartially.

   Members of the Board of Directors and employees of the Corporation do not have access to proxies or ballots and therefore do not know how individual stockholders vote on any matter. However, when a stockholder writes a question or comment on a proxy card or ballot, or when there is need to determine the validity of a proxy or ballot, Management and/or its representatives may be involved in providing the answer to the question or in determining such validity.

                BUSINESS TO BE CONDUCTED AT THE ANNUAL MEETING
                        FOR WHICH YOUR PROXY IS SOUGHT

1. ELECTION OF DIRECTORS

   At the 2002 Annual Meeting, the terms of four directors will expire: those of Gerald L. Baliles, Gene R. Carter, Steven F. Leer and J. Paul Reason. At its meeting held on January 22, 2002, the Board of Directors amended the Bylaws of the Corporation to increase the number of directors from 9 to 10 and elected J. Paul Reason to fill the resulting vacancy. Under Virginia law, the term of a director elected by the board of directors to fill a vacancy expires at the next stockholders' meeting at which directors are elected.


   Unless you instruct otherwise when you give us your proxy, it will be voted in favor of the election of Messrs. Baliles, Carter, Leer and Reason as directors for three-year terms that expire in 2005.

   If any nominee becomes unable to serve--something we have no reason to believe will occur--your proxy will be voted for a substitute nominee to be designated by the Board of Directors, or the Board of Directors will reduce the number of directors.

   So that you have information concerning the independence of the process by which nominees and directors whose terms will continue after the 2002 Annual Meeting were selected, we confirm, as required by the SEC, that (1) there are no family relationships among any of the nominees or directors or among any of the nominees or directors and any officer and (2) there is no arrangement or understanding between any nominee or director and any other person pursuant to which the nominee or director was selected.

   Vote Required to Elect a Director: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, directors are elected at a meeting, so long as a quorum for the meeting exists, by a plurality of the votes cast by the shares entitled to vote in the election. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

Nominees--for terms expiring in 2005


..[PHOTO]          Mr. Baliles, 61, Richmond, Va., has been a director since 1990. He has been a partner since 1990 in the law firm of Hunton & Williams, a business
Baliles           law firm with offices in several major U. S. cities and international offices in
                  Brussels, Belgium; Warsaw, Poland; Bangkok, Thailand; London, England;
                  and Hong Kong, China.

                  (See information under the "Certain Relationships and Related
                  Transactions" caption on page 17.)
Gerald L. Baliles
--------------------------------------------------------------------------------------------------

                  Mr. Carter, 62, Alexandria, Va., has been a director since 1992. He has been Executive Director and Chief Executive Officer of the Association for
[PHOTO]           Supervision and Curriculum Development since March 2000, and prior thereto was Executive Director of that organization, which is among the
Carter            world's largest international education associations.
 Gene R. Carter
--------------------------------------------------------------------------------------------------

                  Mr. Leer, 49, St. Louis, Mo., has been a director since 1999. He has been
                  President and Chief Executive Officer of Arch Coal, Inc., a company engaged in coal mining and related businesses, since 1992. He is also a director of Arch Coal, Inc.
[PHOTO]
                  (See information under the "Certain Relationships and Related
Leer              Transactions" caption on page 17.)
 Steven F. Leer
--------------------------------------------------------------------------------------------------

[PHOTO]           Admiral Reason, 61, Norfolk, Va., has been a director since January 22,
                  2002. He has been President and Chief Operating Officer of Metro
Reason            Machine Corporation, an employee-owned ship repair company, since
                  2000, having previously served as Vice President-Ship Systems for Syntek
                  Technologies, Inc. from 1999 to 2000. He is a retired four-star Admiral and former Commander-in-Chief of the U.S. Atlantic Fleet from 1996 to 1999.
                  He is also a director of AMGEN, Inc., and Wal-Mart Stores, Inc.
 J. Paul Reason
--------------------------------------------------------------------------------------------------

Continuing Directors--those whose terms expire in 2003

[PHOTO]                  Mr. Campbell, 61, Georgetown, S.C., has been a director since 1996. He was President and Chief Executive Officer of American Council of Life
Campbell                 Insurers, a trade association for the life insurance industry, from 1995 until December 2001, having served prior thereto as Governor of South
                         Carolina. He is also a director of AVX Corporation, Fluor Corporation and
                         Wackenhut Corporation.
Carroll A. Campbell, Jr.
--------------------------------------------------------------------------------------------------

[PHOTO]                  Mr. Goode, 61, Norfolk, Va., has been a director since 1992. He has been Chairman, President and Chief Executive Officer of the Corporation
Goode                    since 1992. He is also a director of Norfolk Southern Railway Company,
                         Caterpillar, Inc., Delta Air Lines, Inc., Georgia-Pacific Corporation and
                         Texas Instruments Incorporated.
     David R. Goode
--------------------------------------------------------------------------------------------------

..[PHOTO]                 Mr. Pote, 55, New York, N.Y., has been a director since 1988. He has been Regional Banking Group Executive of J. P. Morgan Chase & Co.
Pote                     since January 2001, having previously been Managing Director for The
                         Chase Manhattan Bank, and prior thereto a partner of The Beacon
                         Group, a private investment partnership. He is also a director of Digital
                         Lighthouse Corporation.
     Harold W. Pote
--------------------------------------------------------------------------------------------------

Continuing Directors--those whose terms expire in 2004

[PHOTO]           Mr. Correll, 60, Atlanta, Ga., has been a director since 2000. He has been
                  Chairman, Chief Executive Officer and President of Georgia-Pacific
Correll           Corporation, a manufacturer and distributor of building products, pulp and paper products and chemicals, since 1993. He is also a director of SunTrust
                  Banks, Inc., SunTrust Bank, Atlanta, SunTrust Banks of Georgia, Inc. and
                  Mirant Company.
Alston D. Correll
---------------------------------------------------------------------------------------------


[PHOTO]               Mr. Hilliard, 62, New York, N.Y., has been a director since 1992. He has been a partner in Brown Brothers Harriman & Co., a private bank in New
Hillard               York City, since 1979. He is also a director of Owens-Corning
                      Corporation and Western World Insurance Company.

                      (See information under the "Certain Relationships and Related
                      Transactions" caption on page 17.)
   Landon Hilliard
-----------------------------------------------------------------------------------------------

[PHOTO]               Ms. O'Brien, 48, St. Mary's City, Md., has been a director since 1994.
                      She has been President of St. Mary's College of Maryland since 1996,
O'Brien               having served prior thereto as President of Hollins College, Roanoke, Va.
Jane Margaret O'Brien
-----------------------------------------------------------------------------------------------

2.  RATIFICATION OF APPOINTMENT OF INDEPENDENT PUBLIC ACCOUNTANTS

   The Board of Directors, upon the recommendation of its Audit Committee, has appointed the firm of KPMG LLP, independent public accountants ("KPMG"), to audit the books, records and accounts of the Corporation for the year 2002. This firm has acted as auditors for the Corporation (and for one of its predecessor companies, Norfolk and Western Railway Company) since 1969, and the Board of Directors recommends that the firm's appointment be ratified by the stockholders.

   In 2001, KPMG billed audit fees for audit services consisting of the annual audit of the consolidated financial statements of the Corporation and its subsidiaries, including annual reports of the Corporation to the stockholders and to the SEC, and limited reviews of quarterly financial statements. KPMG also performed assurance and related services and other non-audit services in 2001, as set forth under "All Other Fees" below.

   All services rendered by KPMG to the Corporation in 2001 were approved in advance by, ratified by or reported to the Audit Committee. The Audit Committee requires that management obtain the approval of the Committee, in advance, for all significant non-audit services to be provided by KPMG. KPMG has represented to the Audit Committee that its fees are customary and that no agreement exists to limit current or future years' audit fees.

   For the fiscal year ended December 31, 2001, KPMG billed the Corporation for the following services:

   Audit Fees
KPMG billed the Corporation $1,075,757 for services related to the audit of the annual financial statements and review of the quarterly financial statements for the most recent fiscal year.

   Financial Information Systems Design and Implementation Fees
   KPMG did not bill the Corporation for services related to Financial Information Systems, as defined by Section 210.2-01(c)(4)(ii) of Regulation S-X promulgated by the SEC.

   All Other Fees
   KPMG billed the Corporation $1,099,461 for all other services it rendered to the Corporation that are not included under the captions "Audit Fees" or "Financial Information Systems Design and Implementation Fees" above. This amount includes $433,163 for assurance and related services, including ISO 9000 certifications, examination of internal controls over financial reporting, employee benefit plan audits, procedures associated with the annual report to the Surface Transportation Board and letters to underwriters.

   The Audit Committee of the Board of Directors has considered whether the provision of any services included under the captions "Financial Information Systems Design and Implementation Fees" and "All Other Fees" is compatible with maintaining the independence of the independent public accountants and has determined that the firm's independence is not thereby compromised.

   Representatives of KPMG are expected to be present at the 2002 Annual Meeting with the opportunity to make a statement if they so desire and available to respond to appropriate questions.

   Vote Required to Ratify Appointment: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, actions such as the ratification of the appointment of auditors are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceeds the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

3. STOCKHOLDER PROPOSAL CONCERNING STOCKHOLDER APPROVAL FOR FUTURE SEVERANCE AGREEMENTS WITH SENIOR EXECUTIVES

   The Amalgamated Bank LongView Collective Investment Fund (the "Fund"), whose mailing address is 11-15 Union Square, 4th Floor, New York, N.Y. 10003, and who is beneficial owner of 114,715 shares of the Corporation's Common Stock, has submitted the following proposal, which we are including in the Proxy Statement for stockholder vote as required by Rule 14a-8 promulgated by the SEC. The Fund also has provided a "Stockholders' Supporting Statement" which appears immediately after the text of the proposal. Your "Directors' Statement in Opposition" appears after the Fund's Supporting Statement.

                               Text of Proposal

   RESOLVED: The shareholders of Norfolk Southern Corporation ("Norfolk Southern" or the "Company") urge the Board of Directors (the "Board") to seek shareholder approval for future severance agreements with senior executives that provide benefits in an amount exceeding 2.99 times the sum of the executive's base salary plus bonus. "Future severance agreements" include employment agreements containing severance provisions; retirement agreements (other than arrangements under the Company's pension plans); change in control agreements; and agreements renewing, modifying or extending existing such agreements. "Benefits" include lump-sum cash payments (including payments in lieu of medical and other benefits) and the estimated present value of periodic retirement payments, fringe benefits and consulting fees (including reimbursable expenses) to be paid to the executive.

                      Stockholder's Supporting Statement

   Norfolk Southern has entered in a series of severance agreements that provide compensation to its most senior executives in various situations after a change of control of the corporation.

   These agreements, commonly known as "golden parachutes," allow eligible executives to receive payment if they leave the Company in certain circumstances following a merger, acquisition, the acquisition of 20% or more of the Company's common stock by a third party and other "change of control" situations, as specified in the agreements.

   These severance packages contemplate paying three times the sum of an eligible executive's base pay and incentive pay, as well as other payments and benefits, including payment by the Company of any Federal excise tax that may be imposed on payments made under the agreements.

   The terms of these severance agreements are such that they would cost Norfolk Southern over $10 million if they are ever exercised by the five most senior executives, assuming compensation at 2000 levels.

   Severance agreements may be appropriate in some circumstances. Nonetheless, we believe that the potential cost of such agreements entitles shareholders to be heard when a company contemplates paying out at least three times the amount of an executive's last salary and bonus.

   The existence of such a shareholder approval requirement may induce restraint when parties negotiate such agreements. In addition, if a change in control situation does occur, the reason may be that executives have not managed the company in ways that maximize shareholder value, a factor that argues against overly generous severance pay--or at least a shareholder say on the matter.

   It may not always be practical to obtain prior shareholder approval. Thus, Norfolk Southern should have the option, in implementing this proposal, of seeking approval after the material terms of the agreement are agreed upon. Institutional investors such as the California Public Employees Retirement System recommend shareholder approval of these types of agreements in its proxy voting guidelines. The Council of Institutional Investors favors shareholder approval if the amount payable exceeds 200% of the senior executives' annual base salary.

   We urge shareholders to vote FOR this proposal.

                      Directors' Statement in Opposition

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE AGAINST THE PROPOSAL FOR THE FOLLOWING REASONS:

   The Board of Directors believes that the proposal set forth above, if implemented, would place the Corporation at a competitive disadvantage in attracting, retaining and rewarding qualified executives. The proposal, if implemented, would arbitrarily limit the Corporation's flexibility to design employment arrangements which address the specific facts and circumstances of each executive's situation. The Board believes that in order to retain its own executives and to recruit other qualified executives to the Corporation, it must be able to offer change in control agreements similar to those offered by competitors who would not be burdened by the limitations imposed by the proposal. In addition, when negotiating potential business combinations, the Corporation must be able to provide competitive incentives to ensure that the key executive team remains with the Corporation.

   Before the Corporation enters into change in control agreements with executives, such agreements are reviewed both by the Compensation and Nominating Committee and by the Board of Directors in order to ensure that the agreements are reasonable and in the best interests of the Corporation and its stockholders. In addition, as consideration for entering into such agreements, the Corporation restricts the executive from engaging in competing employment for a certain period of time after the execution of the agreement and after receiving benefits under a change in control agreement.

   Implementation of the proposal also would require the Corporation to delay finalizing this type of agreement until after its approval at the next annual meeting of stockholders. This could cause the Corporation to be at a competitive disadvantage in attracting qualified executives who do not want to be subject to the delay and uncertainty created by this stockholder approval provision. Alternatively, the Corporation would have to incur significant time and expense to convene a special stockholders' meeting for the sole purpose of voting on this type of agreement.

   FOR THE REASONS SET FORTH ABOVE, THE BOARD OF DIRECTORS BELIEVES IT IS IN THE INTERESTS OF THE CORPORATION AND ITS STOCKHOLDERS TO REJECT THE PROPOSAL AND RECOMMENDS A VOTE AGAINST THE PROPOSAL.

   Vote Required to Approve a Stockholder Proposal: Under Virginia law and under the Corporation's Restated Articles of Incorporation and Bylaws, stockholder proposals are approved, so long as a quorum for the meeting exists, if the number of votes cast favoring the action exceed the number of votes cast opposing the action. Abstentions or shares that are not voted, such as those held by a broker or other nominee who does not vote in person or by proxy, are not "cast" for this purpose.

4. OTHER MATTERS

   The Board of Directors does not know of any matters to be presented at the 2002 Annual Meeting other than as noted in this paragraph and elsewhere in this Proxy Statement. Under applicable provisions of the SEC's Rule 14a-8, one stockholder proposal is not included in this Proxy Statement.

If that or any other proposal properly is brought before the 2002 Annual Meeting for a vote, the holders of proxies solicited hereby intend to exercise their discretionary authority to vote against it or them. If any other matters properly come before the meeting, the proxies received pursuant to this solicitation will be voted thereon in accordance with the judgment of the holders of such proxies.

                           SUPPLEMENTAL INFORMATION

   Applicable rules of the SEC require that we furnish you the following information relating to the oversight and management of your Corporation and to certain matters concerning its Board of Directors and its officers.

                         BENEFICIAL OWNERSHIP OF STOCK

   Based solely upon information in the most recent Schedule 13G filings with the SEC, the following table sets forth information concerning the persons or groups known to the Corporation to be the beneficial owners of more than five percent of the Corporation's Common Stock, its only class of voting securities.

         Title     Name and Address        Amount and Nature    Percent
       of Class  of Beneficial Owners   of Beneficial Ownership of Class
       --------  --------------------   ----------------------- --------
        Common  AXA Financial, Inc.*          52,888,176**        13.7**
        Stock   1290 Avenue of Americas
                New York, NY 10104

--------
   *Filing jointly pursuant to a joint filing agreement are (a) AXA Financial, Inc., (b) four French mutual insurance companies as a group (AXA Assurances I.A.R.D. Mutuelle, AXA Assurances Vie Mutuelle, AXA Conseil Vie Assurance Mutuelle, and AXA Courtage Assurance Mutuelle), (c) AXA and (d) their subsidiaries (all filers collectively called "AXA Group").
   **AXA Financial, Inc. reported in its Schedule 13G filing that AXA Group beneficially owned 13.7% of the Corporation's Common Stock as of December 31, 2001, and that as of that date it had sole voting power with respect to 27,773,622 such shares and shared voting power with respect to 6,099,160 such shares.

   The following table sets forth as of January 31, 2002, the beneficial ownership of the Corporation's Common Stock for:

   (1) each director (including the Chief Executive Officer) and each nominee;

   (2) each of the other four most highly compensated officers, based on the sum of 2001 salary and incentive pay for 2001, from the group of officers designated by the Board of Directors as executive officers for purposes of Section 16 of the Securities Exchange Act of 1934 ("Executive Officers"); and

   (3) all directors and Executive Officers of the Corporation as a group.

   Unless otherwise indicated by footnote to the data in the table, all such shares are held with sole voting and investment powers, and no director or Executive Officer beneficially owns any equity securities of the Corporation or its subsidiaries other than the Corporation's Common Stock. No one director or Executive Officer owns as much as 1% of the total outstanding shares of the Corporation's Common Stock. All directors and Executive Officers as a group own 2.3% of the total outstanding shares of the Corporation's Common Stock.

                                  Shares of                                  Shares of
Name                             Common Stock    Name                       Common Stock
             ----                ------------               ----            ------------
Gerald L. Baliles                  3,000/1/      Jane Margaret O'Brien          3,000/1/
Carroll A. Campbell, Jr.           3,757/1/      Harold W. Pote                 4,539/1/
Gene R. Carter                     3,150/1/      J. Paul Reason                 3,100/1/
Alston D. Correll                  8,000/1/      L. I. Prillaman              896,456/3/
David R. Goode                 3,324,388/2/      Stephen C. Tobias            904,936/4/
Landon Hilliard                   11,000/1/      Henry C. Wolf                926,255/5/
Steven F. Leer                     4.200/1/      James A. Hixon               376,436/6/

24 Directors and Executive Officers as a group (including the persons named
  above)                                                                    9,533,354/7/

--------
   /1Includes a one-time grant of 3,000 shares to each non-employee director on January 1, 1994, or when that director was first elected to the Board thereafter. These grants are made pursuant to the Directors' Restricted Stock Plan; the director may vote these shares, but has no investment power over them until they are distributed (see information under the "Board of Directors" caption on page 11). /
   /2Includes 11,745 shares credited to Mr. Goode's account in the Corporation's Thrift and Investment Plan; 221,117 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until the shares are distributed; 2,945,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Goode has the right to acquire beneficial ownership within 60 days; 26,520 restricted shares awarded to Mr. Goode pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Goode possesses voting power but has no investment power until January 29, 2004; and 942 shares over which Mr. Goode shares voting and investment power. /
   /3Includes 23,581 shares credited to Mr. Prillaman's account in the Corporation's Thrift and Investment Plan; 55,189 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Prillaman possesses voting power but has no investment power until the shares are distributed; and 767,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Prillaman has the right to acquire beneficial ownership within 60 days. /
   /4Includes 15,196 shares credited to Mr. Tobias' account in the Corporation's Thrift and Investment Plan; 57,265 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Tobias possesses voting power but has no investment power until the shares are distributed; 789,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Tobias has the right to acquire beneficial ownership within 60 days; and 10,326 shares over which Mr. Tobias shares voting and investment power. /

   /5Includes 11,691 shares credited to Mr. Wolf's account in the Corporation's Thrift and Investment Plan; 65,034 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Wolf possesses voting power but has no investment power until the shares are distributed; and 812,000 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Wolf has the right to acquire beneficial ownership within 60 days. /
   /6Includes 5,669 shares credited to Mr. Hixon's account in the Corporation's Thrift and Investment Plan; 21,147 shares held by the Corporation under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which Mr. Hixon possesses voting power but has no investment power until the shares are distributed; and 342,500 shares subject to stock options granted pursuant to the Corporation's Long-Term Incentive Plan and with respect to which Mr. Hixon has the right to acquire beneficial ownership within 60 days. /
   /7Includes 133,765 shares credited to Executive Officers' individual accounts under the Corporation's Thrift and Investment Plan. Also includes:
544,010 shares held by the Corporation for such officers under share retention agreements pursuant to the Corporation's Long-Term Incentive Plan and over which the officer possesses voting power but has no investment power until the shares are distributed; 8,491,500 shares subject to stock options granted to Executive Officers pursuant to the Corporation's Long-Term Incentive Plan, with respect to which the optionee has the right to acquire beneficial ownership within 60 days; 26,520 restricted shares awarded to one Executive Officer pursuant to the Corporation's Long-Term Incentive Plan and over which he possesses voting power but no investment power until January 29, 2004; and 11,418 shares over which Executive Officers share voting and investment power. Also includes 1,006 shares in which one Executive Officer disclaims beneficial ownership. /

            SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

   Section 16 of the Securities Exchange Act of 1934 requires the Corporation's directors and Executive Officers and any persons beneficially owning more than 10 percent of a class of the Corporation's stock to file certain reports of beneficial ownership and changes in beneficial ownership (Forms 3, 4 and 5) with the SEC and the New York Stock Exchange. Based solely on its review of copies of Forms 3, 4 and 5 available to it, or written representations that no Forms 5 were required, the Corporation believes that all required Forms concerning 2001 beneficial ownership were filed on time by all directors and Executive Officers.

                              BOARD OF DIRECTORS

Composition and Attendance

   On January 31, 2002, the Board of Directors of the Corporation consisted of ten members. The Board is divided into three classes; the members of each class are elected for a term of three years, and each class contains as nearly as possible an equal number of directors--a requirement of the Corporation's Restated Articles of Incorporation. The Board met seven times in 2001. Each director attended not less than 75% of the aggregate number of meetings of the Board and meetings of all committees on which such director served.

Retirement Policy

   Under the Corporation's retirement policy for directors, a director must retire effective the date of the annual meeting that next follows the date of that director's 72nd birthday; if a director's 72nd birthday coincides with the date of the annual meeting, that director retires effective that date.

Compensation

   Retainer and Fees: In 2001, each member of the Board of Directors, other than Mr. Goode, received an annual retainer for services of $32,000 and a quarterly fee of $4,500 for each committee on which the director served, plus expenses in connection with attendance at such meetings. Because Mr. Goode is an officer of the Corporation, he receives no additional compensation for Board service.

   Directors' Deferred Fee Plan: A director may elect to defer receipt of all or a portion of compensation. Amounts deferred are credited to a separate memorandum account maintained in the name of each participating director. Amounts deferred prior to January 1, 2001, earn a fixed rate of interest, which is credited to the account at the beginning of each quarter. In general, the interest rate is determined on the basis of the director's age at the time of the deferral: under age 45, 7%; age 45-54, 10%; age 55-60, 11%; and over age 60, 12 percent. The total amount so credited for amounts deferred prior to January 1, 2001, (including interest earned thereon) is distributed in ten annual installments beginning in the year following the year in which the participant ceases to be a director.

   Amounts deferred on or after January 1, 2001, are credited with variable earnings and/or losses based on the performance of hypothetical investment options selected by the director. The hypothetical investment options include NS Stock Units and various mutual funds as crediting indices. NS Stock Units are phantom units whose value is measured by the market value of shares of the Corporation's Common Stock, but the units ultimately will be settled in cash, not in shares of Common Stock. The total amount so credited for amounts deferred on or after January 1, 2001, is distributed in accordance with the director's elected distribution option in one lump sum or a stream of annual cash payments over 5, 10, or 15 years. During 2001, seven directors participated in this Plan.

   The Corporation's commitment to accrue and pay interest and/or earnings on amounts deferred is facilitated by the purchase of corporate-owned life insurance on the lives of directors. If the Board of Directors determines at any time that changes in the law affect the Corporation's ability to recover the cost of providing the benefits payable under this Plan, the Board, in its discretion, may reduce the interest and/or earnings on deferrals to a rate not less than one half the rate otherwise provided for in the Plan.

   Directors' Restricted Stock Plan: Each non-employee director serving on January 1, 1994, was awarded 3,000 restricted shares of the Corporation's Common Stock ("Restricted Stock"). Any person who is not and never has been an employee of the Corporation and who is first elected to the Board after January 1, 1994, also receives a grant of 3,000 shares of Restricted Stock.

   Restricted Stock is registered in the name of the director, who has all rights of ownership (including the right to vote the shares and receive dividends); however, Restricted Stock may not be sold, pledged or otherwise encumbered during a restriction period which (a) begins when the

Restricted Stock is granted and (b) ends on the earlier of (i) the date the director dies or (ii) six months after the director becomes disabled or retires.

   Outside Directors' Deferred Stock Unit Program: Each non-employee director was granted 4,000 Stock Units effective January 28, 2002. It is anticipated that, from time to time, non-employee directors may be granted additional Stock Units in an amount sufficient to assure that their total annual compensation for services is competitive.

   Stock Units in each director's memorandum account are credited with dividends as paid on the Corporation's Common Stock, and the amount so credited is converted into additional Stock Units, including fractions thereof, based on the mean of the high and low trading prices of the Corporation's Common Stock on the dividend payment date.

   Upon leaving the Board for any reason, a director will receive in cash (either in a lump sum or in ten annual installments, in accordance with an election made by each director) an amount determined with respect to the mean of the high and low trading prices of the Corporation's Common Stock. The amount of a lump-sum payment is determined on the basis of the mean of the high and low trading prices of the Corporation's Common Stock on the last business day of the month following the director's cessation of service. The amount of installment payments is determined annually with respect to the mean of the high and low trading prices on the third business day following the first public announcement of earnings for the preceding year. During the ten-year period over which installments are paid, Stock Units in the memorandum account at any time that have not been paid in cash will be credited with dividends as paid on the Corporation's Common Stock.

   Directors' Charitable Award Program: Each director serving on February 1, 1996, could nominate one or more tax-exempt institutions to receive up to a total of $500,000 (payable in five equal annual installments following the director's death); directors elected after February 1, 1996, are entitled to designate up to $100,000 per year of service until the $500,000 cap is reached. Another $500,000 will be paid to the Norfolk Southern Foundation in the director's name following the director's death.

   This Program supports, in part, the Corporation's long-standing commitments to contribute to educational, cultural and other appropriate charitable institutions and to encourage others to do the same. It is funded, and its costs are expected to be recovered, through corporate-owned life insurance on the directors.

   Because the Corporation makes the charitable contributions (and is entitled to the related deduction) and is the owner and the beneficiary of the life insurance policies, directors derive no direct financial benefit from this Program. Moreover, amounts the Foundation receives from insurance proceeds under this Program may reduce what the Corporation otherwise would contribute from general corporate resources to support the Foundation's activities.

Committees

   Each year, not later than at its Organization Meeting that usually follows the Annual Meeting of Stockholders, the Board of Directors appoints members of the Executive and Governance Committee, the Finance Committee, the Audit Committee, the Compensation and Nominating Committee, and the Performance-Based Compensation Committee.

   The Executive and Governance Committee met five times in 2001; at year-end, its members were Landon Hilliard, Chair, Gerald L. Baliles, Alston D. Correll (elected in May 2001), Steven F. Leer (elected in May 2001) and David R. Goode. Messrs. Carter and Pote served until May 2001. Effective May 2001, the name was changed from Executive Committee to Executive and Governance Committee. This
Committee:

    . is empowered to exercise, to the extent permitted by Virginia law, all the authority of the Board of Directors when the Board is not in session, including the declaration of a quarterly dividend upon the Corporation's Common Stock at the rate of the quarterly dividend most recently declared by the Board; and

    . monitors corporate governance trends and practices and may make recommendations to the Board of Directors concerning corporate governance issues.

All actions taken by the Committee are to be reported to the Board at its meeting next following such action and are subject to revision or alteration by the Board.

   The Executive and Governance Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

   The Finance Committee met five times in 2001; at year-end, its members were Gerald L. Baliles, Chair, Carroll A. Campbell, Jr., Alston D. Correll and Steven F. Leer. Ms. O'Brien and Messrs. Carter and Hilliard served until May 2001 and Mr. Reason will serve beginning March 2002. Effective May 2001, the name was changed from Pension and Finance Committee to Finance Committee. This
Committee:

    . develops guidelines and oversees implementation of policies concerning the Corporation's capital structure and related costs;

    . makes recommendations to the Board of Directors concerning an annual investment policy for the assets of the Corporation's pension fund and the engagement of, and the fees to be paid to, firms of investment managers to manage designated portions of such assets within the framework of the investment policy;

    . develops a process for reviewing the performance of the investment managers; and

    . receives, reviews and transmits to the Board of Directors the annual reports, financial statements and actuarial valuations of the pension plans.

   The Finance Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

   The Audit Committee met six times in 2001; at year-end, its members were Harold W. Pote, Chair, Carroll A. Campbell, Jr., Gene R. Carter and Jane Margaret O'Brien. Messrs. Baliles and

Correll served until May 2001 and Mr. Reason will serve beginning March 2002. The Board of Directors has determined that all members of the Audit Committee are independent, as defined by the applicable rules of the New York Stock Exchange. This Committee:

    . serves as an independent and objective monitor of the Corporation's financial reporting process and internal control systems;

    . appraises the efforts and effectiveness of the Corporation's independent public accountants and Internal Audit Department, including their independence and professionalism;

    . provides an efficient means for communication among the Board, the independent public accountants, the Corporation's financial and senior management and its Internal Audit Department;

    . recommends to the Board of Directors the engagement of, and the fees to be paid to, the independent public accountants; and

    . supervises the Corporation's compliance with applicable legal and regulatory requirements.

   The Audit Committee is governed by a written charter adopted by the Committee and last approved by the Board of Directors on January 22, 2002, following the Audit Committee's last review and reassessment of the adequacy of the Charter on January 21, 2002.

                            AUDIT COMMITTEE REPORT

   The Audit Committee of the Board of Directors ("Committee") has reviewed and discussed with management the Corporation's audited financial statements for the fiscal year ended December 31, 2001.

   The Committee has discussed with KPMG LLP, the independent auditors for the Corporation, the matters required to be discussed by Statement on Auditing Standards 61, "Communications with Audit Committees," as amended.

   The Committee also has received and reviewed the required written independence affirmation letter and disclosures from KPMG LLP and has discussed with KPMG LLP their independence.

   Based on the review and discussions referred to above, the Committee recommended to the Board of Directors that the financial statements referred to above be included in the Corporation's Annual Report for the year ended December 31, 2001, on Form 10-K filed with the Securities Exchange Commission.

                                          Harold W. Pote, Chair
                                          Carroll A. Campbell, Jr., Member
                                          Gene R. Carter, Member
                                          Jane Margaret O'Brien, Member

   The Compensation and Nominating Committee met six times in 2001; at year-end, its members were Gene R. Carter, Chair, Landon Hilliard, Jane Margaret O'Brien (elected in May 2001) and Harold W. Pote. Mr. Leer served until May 2001. This Committee:

    . considers and makes recommendations to the Board of Directors concerning the Corporation's executive compensation program, including recommended compensation for directors and annual salaries for those officers whose salaries are to be fixed by the Board of Directors;

    . considers and makes recommendations to the Board of Directors concerning the adoption and administration of any management incentive bonus plan, deferred compensation plan or other similar plan of the Corporation, including personnel eligible to participate and the method of calculating bonuses or deferred compensation amounts under any such plan;

    . recommends to the Board of Directors qualified individuals to be nominated either as additional members of the Board of Directors or to fill any vacancy occurring in the Board of Directors; and

    . recommends to the Board of Directors qualified individuals to be elected by the Board of Directors as officers of the Corporation.

   The Compensation and Nominating Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

   The Committee will consider nominees recommended by stockholders for election to the Board. Such recommendations must be in writing addressed to the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, and shall include sufficient background material to enable the Committee to consider fully the qualifications of the individual and any potential conflict of interest or legal restrictions concerning the person's service in the proposed capacity.

   Stockholders wishing to nominate an individual for election as a director at an annual meeting must comply with specific Bylaw provisions, details of which are available on request from the Corporate Secretary.

   The Performance-Based Compensation Committee met five times in 2001; at year-end, its members were Gene R. Carter, Chair, Jane Margaret O'Brien (elected in May 2001) and Harold W. Pote. Mr. Leer served until May 2001. This
Committee:

    . makes awards and takes other actions under the Long-Term Incentive Plan of Norfolk Southern Corporation and Participating Subsidiaries; and

    . makes any other compensation decisions for which it is desirable to achieve the protections afforded by Section 162(m) of the Internal Revenue Code or by other laws or regulations that may be or become relevant in this area and in which only "disinterested" directors may participate.

   The Performance-Based Compensation Committee is governed by a written charter adopted by the Committee and approved by the Board of Directors on November 20, 2001.

                CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

   In 2001, the Corporation paid $486,538 for legal services to the law firm of Hunton & Williams, in which Mr. Baliles is a partner.

   Arch Coal, Inc. (including affiliates and subsidiaries, "Arch"), of which Mr. Leer is President and Chief Executive Officer, is engaged in coal mining and related businesses. Prior to Mr. Leer's election as a director of the Corporation, Norfolk Southern Railway Company ("Railway") had provided transportation services for Arch at rates fixed in conformity with law or governmental authority. In 2001, the Railway continued to provide such services for Arch on those bases, and it expects to do so in succeeding years. Arch also has entered into leases with various subsidiaries of the Corporation, generating 2001 rent and royalty income for the subsidiaries of slightly more than $15.6 million. In the future, the parties (1) may negotiate the terms and conditions of one or more renewals and of one or more new leases and (2) may compete to acquire fee, leasehold or other interests in natural resource properties. Mr. Leer would not participate in the Board's consideration of these and other similar matters in which Arch is an interested party.

   The Corporation maintains various banking relationships with Brown Brothers Harriman & Co. ("Brown Brothers"), in which Mr. Hilliard is a partner, on bases that are consistent with normal financial and banking practices. All transactions are entered into in the ordinary course of business on substantially the same terms as those prevailing at the time for comparable transactions with other banks. For 2001, Brown Brothers participated in a credit facility which was extended to the Corporation by a number of investment banks in connection with the Corporation's commercial paper program; that credit facility was terminated in October 2001. Brown Brothers' portion of the credit facility was $5.7 million. Also, Brown Brothers was paid $190,111 in fees for managing a portion of the assets of the Corporation's pension fund and $2,014 in fees for brokerage services rendered to the Norfolk Southern Foundation in 2001.

         COMPENSATION COMMITTEES INTERLOCKS AND INSIDER PARTICIPATION

   The members of the Compensation and Nominating Committee during 2001 were Mr. Carter, Chair, Mr. Hilliard, Mr. Leer (served until May 2001), Ms. O'Brien (elected in May 2001) and Mr. Pote. The members of the Performance-Based Compensation Committee during 2001 were Mr. Carter, Chair, Mr. Leer (served until May 2001), Ms. O'Brien (elected in May 2001) and Mr. Pote. Other than Mr. Hilliard's relationship with Brown Brothers and Mr. Leer's relationship with Arch (about which information is provided under the preceding caption), there were no reportable business relationships between the Corporation and such individuals.

                            EXECUTIVE COMPENSATION

Summary of Cash and Certain Other Compensation

   The following table sets forth the cash compensation paid, as well as certain other compensation accrued or paid, to the Chief Executive Officer and to each of the other four most highly compensated Executive Officers of the Corporation in 2001 (together, the "Named Executive Officers"), for service in all capacities to both the Corporation and its subsidiaries by the Named Executive Officers in the fiscal years ending December 31, 2001, 2000 and 1999.

                          SUMMARY COMPENSATION TABLE

                                                                          Long-Term
                                       Annual Compensation               Compensation
                                -------------------------------      --------------------
                                                                       Awards    Payouts
                                                                     ---------- ---------
                                                         Other       Securities
                                                         Annual      Underlying   LTIP       All Other
Name and Principal              Salary/1/ Bonus/1/   Compensation/2/ Options/3/ Payouts/4/ Compensation/5/
     Position              Year   ($)       ($)           ($)           (#)        ($)          ($)
------------------         ---- --------  -------    --------------  ---------- ---------  --------------
David R. Goode             2001 950,000   959,025       526,034/7/    525,000    426,410       49,545
  Chairman, President and  2000 950,000   410,400/6/    530,535/7/    525,000    167,130       62,343
  Chief Executive Officer  1999 950,000         0       337,490/7/    365,000    597,047       88,315
L. I. Prillaman            2001 406,250   273,406        66,163       150,000    106,603       17,413
  Vice Chairman and Chief  2000 375,000   108,000        86,799       150,000     55,710       21,824
  Marketing Officer        1999 375,000         0       265,636        90,000    191,055       29,722
Stephen C. Tobias          2001 510,417   343,510       150,400       150,000    106,603       28,049
  Vice Chairman and Chief  2000 500,000   144,000       164,377       150,000     55,710       33,821
  Operating Officer        1999 500,000         0       247,075        90,000    191,055       44,448
Henry C. Wolf              2001 510,417   343,510       156,140       150,000    106,603       30,785
  Vice Chairman and Chief  2000 500,000   144,000       176,612       150,000     55,710       37,804
  Financial Officer        1999 500,000         0       109,030        90,000    191,055       50,359
James A. Hixon             2001 270,000   154,454        33,768        60,000     35,534       12,307
  Senior Vice President-   2000 235,000    63,450        38,854        60,000     16,713       12,582
  Administration           1999 216,667         0        10,043        30,000     59,705       17,441

--------
   /1Includes portion of any salary or bonus award elected to be received on a deferred basis. /
   /2Includes amounts reimbursed for the payment of taxes on personal benefits. Also includes the amount by which the interest accrued on salary and bonuses deferred under the Officers' Deferred Compensation Plan exceeds 120% of the applicable Federal long-term rate provided under Section 1274(d) of the Code; for 2001, these amounts were: for Mr. Goode, $142,363; Mr. Prillaman, $21,708; Mr. Tobias, $100,319; Mr. Wolf, $114,822; and Mr. Hixon, $3,393. Includes tax absorption payments in 1999, 2000 and 2001 for gains realized upon exercise of certain stock options (in 1999 for Messrs. Prillaman and Tobias, in 2000 for Messrs. Goode, Prillaman, Tobias, Wolf and Hixon, and in 2001 for Messrs. Goode, Prillaman, Tobias, Wolf and Hixon). /
   /3/Options were granted without tandem SARs.
   /4/Represents the value of the "earn out" pursuant to the performance share feature of the Corporation's Long-Term Incentive Plan for periods ended December 31, 2001, 2000 and 1999 (for 2001, performance shares were earned for achievements in the three-year period 1999-2001; for 2000, for achievements in the three-year period 1998-2000; and for 1999, for achievements in the three-year period 1997-1999).
   /5/Includes for 2001 (i) contributions of $5,100 to the Corporation's 401(k) plan on behalf of each of the Named Executive Officers; and (ii) total premium payments (out-of-pocket cash cost) on "split dollar" life insurance policies for Mr. Goode, $44,445; Mr. Prillaman, $12,313; Mr. Tobias, $22,949; Mr. Wolf, $25,685; and Mr. Hixon, $7,207.
   /6/Represents the value of 26,520 Restricted Shares awarded to Mr. Goode effective January 29, 2001, pursuant to the terms of the Corporation's Long-Term Incentive Plan, in lieu of the cash bonus Mr. Goode earned in 2000 pursuant to the Corporation's Executive Management Incentive Plan. These Restricted Shares vest immediately, however Mr. Goode will not have investment power over the shares during a 36-month Restriction Period ending on January 29, 2004. Dividends will be paid on the Restricted Shares during the Restriction Period. Other than this grant, there were no restricted stock holdings outstanding at the end of the last fiscal year.

   /7/Includes personal use, as directed by resolution of the Board of Directors, of the Corporation's aircraft valued at $164,683 for 2001; $173,789 for 2000 and $152,865 for 1999--calculated on the basis of the aggregate incremental cost of such use to the Corporation.

Long-Term Incentive Plan

   The Corporation's Long-Term Incentive Plan, as last approved by stockholders in 2001, provides for the award of Incentive Stock Options, Non-qualified Stock Options, Stock Appreciation Rights, Restricted Shares and Performance Share Units to officers and other key employees of both the Corporation and certain of its subsidiaries. The Performance-Based Compensation Committee of the Board of Directors ("Committee") administers the Plan and has sole discretion, subject to certain limitations, to interpret the Plan; to select Plan participants; to determine the type, size, terms and conditions of awards under the Plan; to authorize the grant of such awards; and to adopt, amend and rescind rules relating to the Plan.

   Stock Options

   The following table sets forth certain information concerning the grant in 2001 of stock options under the Long-Term Incentive Plan to each Named Executive Officer:

                    Option/SAR* Grants in Last Fiscal Year

                                                                   Grant Date
                        Individual Grants                            Value
 ---------------------------------------------------------------- ------------
                 Number of
                 Securities  % of Total
                 Underlying   Options                                Grant
                  Options    Granted to   Exercise or             Date Present
                 Granted/1/ Employees in Base Price/2/ Expiration   Value/3/
 Name               (#)     Fiscal Year  ($ Per Share)    Date        ($)
 ----            ---------- ------------ ------------- ---------- ------------
 D. R. Goode      525,000       7.52%       15.475     01/28/2011  4,189,500
 L. I. Prillaman  150,000       2.15%       15.475     01/28/2011  1,197,000
 S. C. Tobias     150,000       2.15%       15.475     01/28/2011  1,197,000
 H. C. Wolf       150,000       2.15%       15.475     01/28/2011  1,197,000
 J. A. Hixon       60,000       0.86%       15.475     01/28/2011    478,800

*No SARs were granted in 2001.
--------
   /1These options (of which the first 6,462 granted to each Named Executive Officer are Incentive Stock Options and the remainder are Non-qualified Stock Options) were granted as of January 28, 2001, and are exercisable one year after the date of grant. Dividend equivalents are paid in cash on these options in an amount equal to, and commensurate with, dividends as paid on the Common Stock. /
   /2The exercise price (Fair Market Value on the date of grant) may be paid in cash or in shares of Common Stock (previously owned by the optionee for at least one year next preceding the date of exercise) valued at Fair Market Value on the date of exercise. /
   /3In accordance with regulations of the SEC, the present value of the option grant on the date of grant was determined using the Black-Scholes statistical model. The actual amount, if any, a Named Executive Officer may realize upon exercise depends on the stock price on the exercise date; consequently, there is no assurance the amount realized by a Named Executive Officer will be at or near the monetary value determined by using this statistical model. /

   In the case of Common Stock, the Black-Scholes model used the following measures and assumptions:

   (a) a stock volatility factor of 0.3976: volatility was determined by an independent compensation consultant using monthly data averaged over the 60-month period January 1, 1996, through December 31, 2000;

   (b) a dividend yield of 1.16%: yield was determined monthly and averaged over the 60-month period January 1, 1996, through December 31, 2000;

   (c) a 2000 risk-free rate of return of 5.47%: this represents the monthly average 10-year Treasury strip rate during 2000, the year prior to the issuance of these options; and

   (d) that the option will be exercised during its 10-year term.

   The foregoing produces a Black-Scholes factor of 0.5160 and a resulting present value of $7.98 for each share of Common Stock subject to the 2001 option grant; the factor and resulting present value have not been adjusted to reflect (i) that options cannot be exercised during the first year of their 10-year term or (ii) the payment of dividend equivalents on unexercised options.

   The following table sets forth certain information concerning the exercise of options by each Named Executive Officer during 2001 and the number of unexercised options held by each as of December 31, 2001:

              Aggregated Option/SAR Exercises in Last Fiscal Year
                         and FY-End Option/SAR Values

                                       Number of Securities Underlying    Value of Unexercised
                                         Unexercised Options/SARs at    In-the-Money Options/SARs
                  Shares                           FY-End                     at FY-End/1/
                Acquired on   Value                  (#)                           ($)
                 Exercise    Realized  ------------------------------- ---------------------------
Name                (#)        ($)     Exercisable*      Unexercisable Exercisable/7/ Unexercisable
----            ----------- ---------- ------------      ------------- -------------  -------------
D. R. Goode      60,000/2/  171,144/2/  1,770,000           525,000       836,062       1,603,875
L. I. Prillaman  15,000/3/   42,786/3/    417,000           150,000       238,875         458,250
S. C. Tobias     15,000/4/   54,036/4/    439,500           150,000       238,875         458,250
H. C. Wolf       15,000/5/   26,286/5/    462,000           150,000       238,875         458,250
J. A. Hixon       7,500/6/   27,018/6/    182,500            60,000        95,550         183,300

*Reports, for each Named Executive Officer, the total number of unexercised options that have passed the first anniversary of their grant date./ /
--------
   / 1Equal to the mean ($18.53) of the high and low trading prices on the New York Stock Exchange-Composite Transactions of the Common Stock on December 31, 2001, less the exercise prices of in-the-money options, multiplied by the number of such options. /
   /2Mr. Goode surrendered 52,101 shares of stock already owned in full satisfaction of the exercise price of options on 60,000 shares. /
   /3/Mr. Prillaman surrendered 13,026 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.

   /4/Mr. Tobias surrendered 12,590 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
   /5/Mr. Wolf surrendered 13,722 shares of stock already owned in full satisfaction of the exercise price of options on 15,000 shares.
   /6/Mr. Hixon surrendered 6,295 shares of stock already owned in full satisfaction of the exercise price of options on 7,500 shares.
   /7/Because the market price of the Common Stock on December 31, 2001, ($18.53) was below the exercise price of options granted in 1999 and for all earlier years, they are "out-of-the-money" and have no reportable value. The numbers shown are for the options granted in 2000, which are in-the-money.

   Performance Share Units ("PSUs")

   The following table sets forth certain information concerning the grant in 2001 of PSUs under the Corporation's Long-Term Incentive Plan to each Named Executive Officer. These PSU grants entitle a recipient to "earn out" or receive performance compensation at the end of a three-year performance cycle (2001-2003) based on the Corporation's performance during that three-year period. Under the 2001 award, corporate performance will be measured using three predetermined and equally weighted standards; that is, each of the following performance areas will serve as the basis for "earning out" up to one third of the total number of PSUs granted: (1) three-year average return on average capital invested ("ROACI"), (2) three-year average NS operating ratio and (3) three-year total return to NS stockholders. A more detailed discussion of these performance criteria can be found in the Joint Committee Report Concerning the 2001 Compensation of Certain Executive Officers under the caption, "Long-Term Incentive Plan," beginning on page 26.

             Long-Term Incentive Plan--Awards in Last Fiscal Year
                           (Performance Share Units)

                     Number of      Performance  Estimated Future Payouts under
                      Shares,        or Other     Non-Stock Price-Based Plans
                      Units or     Period Until  ------------------------------
                   Other rights/1/ Maturation or Threshold   Target/2/ Maximum
   Name                 (#)           Payout        (#)        (#)       (#)
   ----            --------------  ------------- ---------   --------  -------
   D. R. Goode        120,000         01/01/01-      0        17,280   120,000
                                       12/31/03
   L. I. Prillaman     30,000         01/01/01-      0         4,320    30,000
                                       12/31/03
   S. C. Tobias        30,000         01/01/01-      0         4,320    30,000
                                       12/31/03
   H. C. Wolf          30,000         01/01/01-      0         4,320    30,000
                                       12/31/03
   J. A. Hixon         15,000         01/01/01-      0         2,160    15,000
                                      12/31/03

--------
   /1/"Earn outs" may be satisfied in cash or in shares of Common Stock (or in some combination of the two).

   /2/The Long-Term Incentive Plan does not provide a performance target for an "earn out" under this feature of the Plan; consequently, this column represents 14.4% of the maximum potential "earn out," which, in accordance with applicable rules of the SEC, is the percentage actually "earned out" under the Plan at the end of the performance cycle which ended on December 31, 2000.

Pension Plans

   The following table sets forth the estimated annual retirement benefits payable on a qualified joint-and-survivor-annuity basis in specified remuneration and years of creditable service classifications under the Corporation's qualified defined benefit pension plans, as well as nonqualified supplemental pension plans that provide benefits otherwise denied participants because of certain Code limitations on qualified plan benefits. It is assumed, for purposes of the table, that an individual retired in 2001 at age 65 (normal retirement age) with the maximum allowable Railroad Retirement Act annuity. The benefits shown are in addition to amounts payable under the Railroad Retirement Act.

                              PENSION PLAN TABLE

                     Estimated Annual Retirement Benefits
                        For Years of Service Indicated

                                 Years of Creditable Service
                 -----------------------------------------------------------
    Remuneration    15       20       25        30         35         40
    ------------ -------- -------- -------- ---------- ---------- ----------
     $  300,000  $ 50,681 $ 71,901 $ 93,120 $  114,340 $  135,559 $  157,779
        400,000    73,181  101,901  130,620    159,340    188,059    216,779
        500,000    95,681  131,901  168,120    204,340    240,559    276,779
        600,000   118,181  161,901  205,620    249,340    293,059    336,779
        700,000   140,681  191,901  243,120    294,340    345,559    396,779
        800,000   163,181  221,901  280,620    339,340    398,059    456,779
        900,000   185,681  251,901  318,120    384,340    450,559    516,779
      1,000,000   208,181  281,901  355,620    429,340    503,059    576,779
      1,100,000   230,681  311,901  393,120    474,340    555,559    636,779
      1,200,000   253,181  341,901  430,620    519,340    608,059    696,779
      1,300,000   275,681  371,901  468,120    564,340    660,559    756,779
      1,400,000   298,181  401,901  505,620    609,340    735,000    816,779
      1,500,000   320,681  431,901  543,120    654,340    765,559    876,779
      1,600,000   343,181  461,901  580,620    699,340    818,059    936,779
      1,700,000   365,681  491,901  618,120    744,340    870,559    996,779
      1,800,000   388,181  521,901  655,620    789,340    923,059  1,056,779
      1,900,000   410,681  551,901  693,120    834,340    975,559  1,116,779
      2,000,000   433,181  581,901  730,620    879,340  1,028,059  1,176,779
      2,100,000   455,681  611,901  768,120    924,340  1,080,559  1,236,779
      2,200,000   478,181  641,901  805,620    969,340  1,133,059  1,296,779
      2,300,000   500,681  671,901  843,120  1,014,340  1,207,500  1,356,779

   Under the pension plans, covered compensation includes salary and bonus; each officer can expect to receive an annual retirement benefit equal to average annual compensation for the five most highly compensated years out of the last ten years of creditable service multiplied by the number that is equal to 1.5% times total years of creditable service, but not in excess of 60% of such average compensation, less an offset for the annual Railroad Retirement Act annuity.

   The respective five-year average compensation and approximate years of creditable service, as of January 1, 2002, for each Named Executive Officer were: Mr. Goode, $1,571,647 and 36 years; Mr. Prillaman, $534,530 and 32 years; Mr. Tobias, $703,297 and 32 years; Mr. Wolf, $703,297 and 29 years; and Mr. Hixon, $322,832 and 17 years.

   The Board of Directors approved on September 25, 2001, the Corporation entering into agreements with each of Messrs. Prillaman, Tobias and Wolf, providing enhanced pension benefits in exchange for each individual's continued employment with the Corporation for an additional two years. If the individual remains employed with the Corporation through September 30, 2003, he will receive an additional three years of creditable service and his benefit will be based on average annual compensation for the three most highly compensated years, instead of the five most highly compensated years, out of the last ten years of creditable service.

Change-in-Control Arrangements

   In May 1996, the Compensation and Nominating Committee recommended, and the Board of Directors approved, the Corporation's entering into change-in-control agreements ("Agreements") with each of the Named Executive Officers and with certain other key employees. These Agreements, the terms of which were reviewed by outside counsel, were first filed as an exhibit to the Corporation's Report on Form 10-Q for the period ended June 30, 1996, and refiled as an exhibit to the Corporation's 2001 Annual Report on 10-K, and provide certain economic protections in the event of an involuntary or other specified Termination (each term with an initial capital letter is defined in the Agreements) of a covered individual during a period of twenty-four months next following a Change in Control of the Corporation. As consideration for these Agreements and to help encourage management continuity, covered individuals agreed not to engage in Competing Employment for a period of (a) three years, in most cases, from the date they execute an Agreement and (b) one year from their Termination Date, if they accept benefits payable or provided under the Agreements.

   These Agreements are terminable by either the Corporation or a covered employee on twenty-four months' notice; however, the term of the prohibition on engaging in Competing Employment is not affected by an Agreement's being terminated.

   Generally, these Agreements provide for (a) severance compensation payments (not continued employment) equal, in the case of each Named Executive Officer, to three times the sum of their Base Pay and Incentive Pay (most other covered employees are entitled to receive a lower multiple of Base Pay and Incentive
Pay); (b) redemption of outstanding Performance Share Units and of outstanding, exercisable options (subject to restrictions, if any, in the case of persons, such as each Named Executive Officer, imposed under Section 16 of the Securities Exchange Act of 1934) and payment of dividend equivalents foregone as a result of the redemption of such options; (c) payment of an amount equal to the present value of the projected value of amounts deferred under the Officers' Deferred Compensation Plan; (d) eligibility for certain Benefits (principally medical, insurance and death benefits) for up to three years following Termination; and (e) certain additional service credit under the Corporation's retirement plans. The Agreements also provide for payment of any Federal excise tax that may be imposed on payments made pursuant to these Agreements.

                       JOINT COMMITTEE REPORT CONCERNING
              THE 2001 COMPENSATION OF CERTAIN EXECUTIVE OFFICERS

   This Report describes Norfolk Southern Corporation's executive officer compensation philosophy, the components of its compensation program and the manner in which 2001 compensation determinations were made for the Corporation's Chairman, President and Chief Executive Officer, David R. Goode, and for the four other officers (collectively, including Mr. Goode, referred to in this report as the "Named Executive Officers") whose 2001 compensation is reported in the Summary Compensation Table of this Proxy Statement.

   The Board's Compensation and Nominating Committee ("C&N Committee") and its Performance-Based Compensation Committee ("PBC Committee") are composed entirely of directors who are not also officers of the Corporation and met, respectively, six times and five times during 2001. Among other things, the C&N Committee is responsible for recommending to the Board the salaries of Board-elected officers and administering the Corporation's annual cash incentive plans (the Executive Management Incentive Plan and the Management Incentive Plan) and, beginning in 2001, the NS Stock Unit Plan. Established in January of 2000, the PBC Committee is responsible for administering the Long-Term Incentive Plan, as amended and last approved by stockholders at their May 2001 Annual Meeting, which authorizes awards of stock options and performance share units and certain other equity-based incentive awards.

   BASE SALARY: While the Board believes that a substantial portion of each Named Executive Officer's total compensation should be "performance-based," both it and the C&N Committee seek to assure that the base salaries of the Named Executive Officers are competitive with those earned by individuals in comparable positions.

   Specifically, the C&N Committee compares Mr. Goode's base salary with salaries paid to chief executive officers of other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. The base salaries of the other Named Executive Officers--as well as all other Board-elected officers of the Corporation--are evaluated, principally by Mr. Goode, relative to survey data of base salaries for comparable positions at a large number of U.S. corporations of comparable size, including but not limited to those identified in the Stock Performance Graph. These data are compiled by the Corporation's Human Resources Department and by an outside compensation consultant. The Committee's general intention is to set the base salaries of the Named Executive Officers around the 50th percentile of their peers in the respective groups with which they are compared.

   Mr. Goode discusses with the Committee the specific contributions and performance of each of the other Named Executive Officers. Based on such evaluations, comparative salary data and each such Executive Officer's performance in light of the length of service in his current position, Mr. Goode makes base salary recommendations which are submitted for Committee and Board approval.

   Mr. Goode makes no recommendation concerning, nor does he play any role in determining, his base salary (or other compensation), which is set by the Board. As noted, the C&N Committee customarily seeks to set the NS Chairman, President and CEO's base salary between the 25th and 50th percentile of the base salaries paid to CEOs of other U.S. corporations of comparable size and competitively (within the mid-range of compensation practice) with those of the chairmen of the other holding companies of Class I railroads. Mr. Goode's base salary in 2001 was below the 25th percentile; the 2001 base salaries of the other Named Executive Officers ranged from below the 25th percentile to around the 60th percentile.

   For 2001, Mr. Goode did not receive a salary increase. This decision, not tied to or based on the application of any specific formula, reflects the Board's assessment of the Corporation's performance in 2000, including its total operating revenues and net income, and market analyses considerations. The base salaries of each of the Vice Chairmen were increased in 2001 for the first time since 1998, based on their performance and market analyses; Mr. Hixon's base salary was increased in 2001 based on his performance, his promotion to Senior Vice President-Administration and market analyses.

   EXECUTIVE MANAGEMENT INCENTIVE PLAN ("EMIP"): The Corporation's EMIP is designed and administered to ensure that a significant portion of each Named Executive Officer's total annual cash compensation is based on the Corporation's annual financial performance. Awards to Named Executive Officers, to other Board-elected officers and to participants in the Corporation's Management Incentive Plan (MIP) are paid, if at all, based on the Corporation's performance relative to two pre-determined criteria: operating ratio for the year and pre-tax net income; the performance standards relative to these two criteria are established by the C&N Committee during the first month of each incentive year.

   It is the C&N Committee's philosophy that, to the extent the Corporation achieves EMIP goals, the total of each Named Executive Officer's base salary and EMIP award should become increasingly competitive with the total annual cash compensation paid by comparable organizations. In years in which those goals are not realized, the Named Executive Officers will receive less or no incentive pay.

   Specifically, incentive pay opportunities for Mr. Goode are determined annually by the C&N Committee by comparing Mr. Goode's total annual cash compensation with that paid to the chief executive officers of all other holding companies of Class I railroads (the same companies comprising the S&P Railroad Index included in the Stock Performance Graph) and of other U.S. corporations of comparable size. Incentive pay opportunities for the four other Named Executive Officers are determined annually by the C&N Committee based on its review of the annual cash compensation of comparable positions at companies of comparable size, including but not limited to those identified in the Stock Performance Graph.

   Using those criteria, in November of 2000 the C&N Committee set Mr. Goode's maximum 2001 incentive opportunity at 150% of his 2001 base salary, Mr. Prillaman's, Mr. Tobias' and Mr. Wolf's at 100% of their 2001 base salary and Mr. Hixon's at 85% of his 2001 base salary. Actual payments, if any, are based on the extent to which established performance standards are achieved.

   For 2001, Mr. Goode and all other Executive Officers earned EMIP awards and each of 359 other officers and key employees earned EMIP or MIP awards, as applicable, equal in the case of each such individual to 67.3% of that individual's incentive opportunity. As a result, total 2001 cash compensation--2001 base salary and 2001 EMIP award paid in 2002--earned by Mr. Goode was below the 25th percentile and by the four other Named Executive Officers ranged from below the 25th percentile to around the 55th percentile.

   NS STOCK UNIT PLAN ("Plan"): The Board adopted the NS Stock Unit Plan in July 2001, to provide for the grant of stock units whose value is measured by the fair market value of the Corporation's Common Stock and which will be payable in cash upon satisfaction of applicable restrictions. In July 2001, the C&N Committee granted awards under the Plan to Mr. Goode and each of the other Named Executive Officers. The NS Stock Unit awards are subject to a one-year performance period, and the C&N Committee may adjust the awards at any time during the performance period to increase or decrease the award based on the performance of the Corporation or on the individual's performance. No awards were payable under the Plan during 2001, and any awards earned during 2002 will be considered as an element of total 2002 cash compensation of Mr. Goode and the other Named Executive Officers.

   LONG-TERM INCENTIVE PLAN ("LTIP"): The Board and the PBC Committee believe that a substantial component of each Named Executive Officer's total direct compensation should be based on and reflect the Corporation's efficient use of assets, its profitability and the total returns (stock price appreciation and dividends) to its stockholders. This objective is supported through the making of annual grants of stock options and performance share units to each of the Corporation's Named Executive Officers.

   These LTIP arrangements are intended to ensure that the longer-term financial interests of the Named Executive Officers are directly aligned with those of the Corporation's stockholders and to provide the Named Executive Officers with the opportunity to acquire a meaningful beneficial stock ownership position in the Corporation.

   In determining LTIP awards, the size of prior grants is analyzed within a current total direct compensation framework predicated on a review of both the long-term awards and the total compensation (base salary, bonus and long-term awards) of comparable positions in U.S. companies of comparable size. The mix of options and performance share units may vary from year to year to reflect the relative expected value of each type of award and certain other considerations. The number of stock options and performance share units granted in any year is determined so as to place the total compensation of Mr. Goode and the four other Named Executive Officers, when corporate performance warrants, around or above the 75th percentile of total compensation for their respective peer groups.

   At its January 2001 meeting, the PBC Committee granted stock options to each of the Named Executive Officers and to 359 other officers and key employees at an exercise price equal to the market value of the shares on the date of grant. These options are exercisable during a ten-year period following the date of grant, after a one-year vesting period has elapsed.

   At the same meeting, the PBC Committee granted performance share units which provide the Named Executive Officers and other recipients the opportunity to earn awards (that will be paid either in cash or in shares of the Corporation's Common Stock, or in some combination thereof) during the first quarter of 2004. The number of performance share units actually payable to recipients is based on criteria specified in LTIP, last approved by stockholders at their May 2001 Annual Meeting--specifically, the Corporation's three-year (i.e., 2001-2003) average Return on Average Capital Invested, three-year average Operating Ratio and three-year Total Stockholder Return, evaluated relative to performance measures established by the PBC Committee and set out in the schedules below. One-third of the performance share units granted in 2001 are available to be earned based on each of the three performance criteria.

      --------------------------------------  ----------------------------
           Total Stockholder Return            Return on Average Capital
              ("TSR") vs. S&P 500                 Invested ("ROACI")
      --------------------------------------  ----------------------------
      --------------------------------------  ---------------------------
                              Percentage of                 Percentage of
           Three-Year          Performance     Three-Year    Performance
           Average TSR         Share Units      Average      Share Units
           vs. S&P 500         Earned Out        ROACI       Earned Out
      --------------------------------------  ---------------------------
      --------------------------------------  ---------------------------
        90th percentile and        100%       17 and above%      100%
        above                      90%             16%           90%
              80th                 85%             15%           80%
              70th                 80%             14%           70%
              60th                 75%             13%           60%
              50th                 50%             12%           50%
              40th                 30%             11%           40%
              30th                  0%             10%           30%
         25th and below                            9%            20%
                                                   8%            10%
                                                Below 8%          0%
      --------------------------------------  ---------------------------

              ------------------------------------------------------
                            Operating Ratio ("OpR")
              ------------------------------------------------------
              ---------------------------------------------------
                                              Percentage of
                     Three-Year                Performance
                     NS Average                Share Units
                         OpR                   Earned Out
              ---------------------------------------------------
              ---------------------------------------------------
                    75% or below                  100%
                         80%                       75%
                         85%                       50%
                         90%                       25%
                      Above 90%                    0%
              ---------------------------------------------------

   For all stock options granted in 2001 to the Named Executive Officers, for the first five (5) years following the date stock options are granted, the Corporation pays in cash to each Named Executive Officer dividend equivalents on unexercised options equal to the dividend paid on the Corporation's Common Stock.

   For 2001, Mr. Goode was granted options (including 6,462 incentive stock options that may receive capital gains treatment) on 525,000 shares of Common Stock and the opportunity to earn up to 120,000 performance shares; the other four Named Executive Officers as a group were awarded options (including in the case of each such officer, 6,462 incentive stock options that may receive capital gains treatment) on a total of 510,000 shares of Common Stock and the opportunity to earn up to 105,000 performance shares.

   In summary, the C&N Committee and the PBC Committee believe that the compensation program for Named Executive Officers is designed to offer opportunities competitive with those of similar positions at comparable American corporations. More importantly, these Committees believe each Named Executive Officer's compensation has been appropriately structured and administered so that a substantial component of total compensation is dependent upon, and directly related to, the Corporation's efficient use of assets, its profitability and the total returns to its stockholders.

   Section 162(m) of the Internal Revenue Code limits to $1 million the corporate federal income tax deduction for certain "non-performance based" compensation paid in a year to any of the Corporation's Named Executive Officers. Each Committee has carefully considered the Corporation's executive compensation program in light of the applicable tax rules. Accordingly, the Corporation amended the Long-Term Incentive Plan in 1995 with stockholder approval to permit the grant of stock options that meet the requirements of
Section 162(m), and stockholders last approved the Plan in 2001. However, each Committee believes that tax-deductibility is but one factor to be considered in fashioning an appropriate compensation package for executives. As a result, each Committee reserves and will exercise its discretion in this area so as to serve the best interests of the Corporation and its stockholders.

            Compensation
            and Nominating Committee  Performance-Based Compensation
                                      Committee
            Gene R. Carter, Chairman  Gene R. Carter, Chairman
            Landon Hilliard, Member   Jane Margaret O'Brien,
                                      Member
            Jane Margaret O'Brien,    Harold W. Pote, Member
            Member
            Harold W. Pote, Member

                              PERFORMANCE GRAPH*

   Set forth below is a line graph comparing the yearly percentage change in the cumulative total stockholder return on the Corporation's Common Stock, the cumulative total return of the S&P Composite-500 Stock Price Index and the S&P Railroad Stock Price Index for the five-year period commencing December 31, 1996, and ending December 31, 2001. These data are furnished by Bloomberg Financial Markets.


                                    [CHART]




               Norfolk  Southern Corp.  S&P Railroad Index  S&P 500 Index
               -----------------------  ------------------  -------------
Dec. 1996              $100.00               $100.00           $100.00
Dec. 1997               106.60                112.85            133.35
Dec. 1998               113.59                103.47            171.46
Dec. 1999                75.60                 87.20            207.54
Dec. 2000                51.53                 94.02            188.65
Dec. 2001                71.90                110.89            166.23


--------
*Assumes that the value of the investment in the Corporation's Common Stock and each index was $100 on December 31, 1996, and that all dividends were reinvested.

                             STOCKHOLDER PROPOSALS

   Stockholders are entitled to submit proposals on matters appropriate for stockholder action consistent with regulations of the Securities and Exchange Commission and with the Corporation's Bylaws. Any such proposal for the 2003 Annual Meeting of Stockholders must comply with applicable regulations and be received by the Corporate Secretary, Norfolk Southern Corporation, Three Commercial Place, Norfolk, Virginia 23510-9219, as follows:

   to be eligible for inclusion in the Corporation's proxy statement and form of proxy, it must be received no later than November 19, 2002; or to be eligible to be presented from the floor for vote at the meeting (but not intended for inclusion in the Corporation's proxy materials), it must be received during the period that begins November 30, 2002, and ends February 8, 2003.

                                          By order of the Board of Directors,
                                            DEZORA M. MARTIN,
                                            Corporate Secretary.

[Norfolk Southern Graphic Appears Here]


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

    TELEPHONE                                             INTERNET                                 MAIL
    ---------                                             --------                                 ----
 1-866-874-4879                                https://www.proxyvotenow.com/nsc


 . Use any touch-tone telephone.              . Go to the website address shown above.       . Mark, sign and date your Proxy Card.
 . Have your Proxy Card in hand.              . Have your Proxy Card in hand.                . Detach card from this Form.
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   in the box below.                            in the box below.                              postage-paid envelope provided.
 . Follow the simple recorded                 . Follow the simple instructions.
   instructions.



Your telephone or internet vote authorizes the named proxies to vote your shares in the same manner and to the same extent as if you marked, signed and returned the proxy card. If you have submitted your proxy by telephone or the Internet, there is no need for you to mail back your proxy card.




                                                 ----------------------------
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                        Management recommends a vote FOR the following items:

 1.  ELECTION OF DIRECTORS
     Nominees:  1. Gerald L. Bailes, 2. Gene R. Carter,
                3. Steven F. Leer and 4. J. Paul Reason



                                                FOR       AGAINST     ABSTAIN
 2.  Ratification of the appointment of        [___]       [___]       [___]
     KPMG LLP, independent public
     accountants, as auditors.



FOR [__]      WITHHOLD  [__]    Exceptions*  [__]
ALL           FOR ALL



..Exceptions ____________________________________________________________________
(Instructions: To withhold authority to vote for individual nominee(s), mark the "Exceptions" box and write the name(s) on the following blank line; proxy will be voted FOR remaining nominees.)

Management recommends a vote AGAINST the following proposal if properly presented at the annual meeting:

                                                FOR       AGAINST     ABSTAIN
3. Stockholder proposal concerning             [___]       [___]       [___]
   stockholder approval for future
   severance agreements with senior
   executives.


In addition, in their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.


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                              |
                        ______

                               Please sign exactly as the name appears hereon. If stock is held in names of joint owners, both should sign.

                           Date    Share Owner sign here    Co-Owner sign here
                           ---------------------------------------------------

                           ---------------------------------------------------

                          \/ Detach Proxy Card Here \/
--------------------------------------------------------------------------------


                          NORFOLK SOUTHERN CORPORATION
              THREE COMMERCIAL PLACE, NORFOLK, VIRGINIA 23510-2191

           This Proxy is Solicited on Behalf of the Board of Directors

      The undersigned hereby appoints David R. Goode, Landon Hilliard or Harold
W. Pote, and each or any of them, proxy for the undersigned, with full power of substitution, to vote with the same force and effect as the undersigned at the Annual Meeting of Stockholders of Norfolk Southern Corporation to be held at Bank One, Ten South Dearborn Street, Bank One Auditorium Plaza Level, Chicago, Illinois, on Thursday, May 9, 2002, and at any adjournments, postponements or reschedulings thereof, upon the matters more fully set forth in the Proxy Statement, dated March 19, 2002, and to transact such other business, including the matter(s) noted under the caption, "Other Business," as properly may come before such meeting(s).

      THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED ON THE OTHER SIDE BY THE UNDERSIGNED STOCKHOLDER. IF NO DIRECTION IS MADE, THIS PROXY WILL BE VOTED FOR THE ELECTION OF DIRECTORS AND RATIFICATION OF KPMG AS AUDITORS AND AGAINST THE LISTED SHAREHOLDER PROPOSAL.

        (Continued, and to be MARKED, DATED AND SIGNED on the other side)


                                          NORFOLK SOUTHERN CORPORATION
                                          P.O. BOX 11145
                                          NEW YORK, N.Y. 10203-0145


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